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                                   EXHIBIT 5

                       OPINION OF BAKER & HOSTETLER LLP

                             BAKER & HOSTETLER LLP
                             65 East State Street
                                  Suite 2100
                             Columbus, Ohio  43215

                                April 10, 2000

American Dental Partners, Inc.
301 Edgewater Place, Suite 320
Wakefield, Massachusetts 01880-1249

Ladies and Gentlemen:

     We are acting as counsel to American Dental Partners, Inc., a Delaware corporation (the "Company"), in connection with its Registration Statement on Form S-8 (the "Registration Statement") being filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended, to register 350,000 shares of common stock, $.01 par value, of the Company (the "Shares") for offer and sale under, and pursuant to, the Company's Amended and Restated 1996 Stock Option Plan, Amended and Restated 1996 Directors Stock Option Plan and 1999 Restricted Stock Plan (the "Plans") and 200,000 shares of common stock, $.01 par value, of the Company (the "Employee Stock Purchase Plan Shares") for offer and sale under, and pursuant to, the Company's 1997 Employee Stock Purchase Plan, as amended (the "1997 Plan").

     In connection therewith, we have examined the Company's Second Amended and Restated Certificate of Incorporation, the Company's Amended and Restated By-Laws, and the records, as exhibited to us, of the corporate proceedings of the Company; a copy of the Plans and the 1997 Plan; and such other documents and records as we considered necessary for purposes of this opinion. In rendering this opinion, we have assumed the genuineness, without independent investigation, of all signatures on all documents examined by us, the conformity to original documents of all documents submitted to us as certified or facsimile copies, and the authenticity of all such documents.

     Based upon the foregoing, we are of the opinion that the Shares, when sold and paid for in the manner contemplated by the Plans, will have been legally issued and will be fully paid and nonassessable and that the Employee Stock Purchase Plan Shares, after the 1997 Plan is approved by the Company's shareholders, when sold and paid for in the manner contemplated by the 1997 Plan, will have been legally issued and will be fully paid and nonassessable.